SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

                                FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
  File Reports Under Sections 13 and 15(d) of the Securities Exchange
                             Act of 1934.

Commission File Number                 2-99171
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        THE METROPOLITAN FUND:  DOVER PENSION INVESTORS 1986
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        (Exact name of registrant as specified in its charter)

 1521 LOCUST STREET, SUITE 500, PHILADELPHIA, PA 19102  (215) 735-5001
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 UNITS OF LIMITED PARTNERSHIP INTEREST
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       (Title of each class of securities covered by this Form)

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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(1)(ii)    [X]         Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)     [ ]
    Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6               [ ]
    Rule 12g-3(b)(1)(i)     [ ]

Approximate  number  of holders of record as of the  certification  or
notice date:           129

Pursuant to the requirements of the Securities Exchange Act of 1934, The Metropolitan Fund: Dover Pension Investors 1986 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                   THE METROPOLITAN FUND: DOVER PENSION INVESTORS 1986

Date: June 24, 1997  By: Dover 1986 Advisors, General Partner

                         By: EPK, Inc., Partner

                             By:  /s/ Donna M. Zanghi
                                  -------------------
                                  DONNA M. ZANGHI,
                                  Secretary and Treasurer